Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Favrille, Inc. for the registration of up to $60,000,000 of its common stock, debt securities and warrants to purchase common stock and/or debt securities and to the incorporation by reference therein of our report dated March 27, 2006, with respect to the financial statements of Favrille, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

San Diego, California	/s/	Ernst & Young LLP
June 15, 2006